Exhibit D

17.  Attach as Exhibit D a copy of documents relating to the governance arrangements of the applicant, including, but not limited to, the nomination and selection process of the members on the applicant's board of directors, a person or group performing a function similar to a board of directors (collectively, ''board''), or any committee that has the authority to act on behalf of the board; the responsibilities of the board and each such committee; the composition of the board and each such committee; and the applicant's policies and procedures reasonably designed to ensure that the applicant's senior management and each member of the board or such committee possess requisite skills and expertise to fulfill their responsibilities in the management and governance of the applicant, to have a clear understanding of their responsibilities, and to exercise sound judgment about the applicant's affairs.

Response:
The number of Directors on the Board of Directors of DTCC Data Repository (U.S.) LLC ("DDR" or the "Company") shall be determined by the DTCC Deriv/SERV LLC
("DTCC Deriv/SERV" or the "Member").

The Member will strive to include on the DDR Board of Directors (the "Board") an equal number of representatives of U.S. and non-U.S. domiciled firms. All
Board members are elected annually for one-year terms. The Board is composed of individuals selected from the following groups: employees of the Company's users (either fees paying users or end users) with derivatives industry experience, buy-side representatives, independents, and members of senior management or the Board of The Depository Trust & Clearing Corporation ("DTCC"), it being understood that at least two Board members will be DTCC senior management or
DTCC Board members. The Board will include appropriate representation by individuals who are independent as specified by Canadian regulations, due to DDR being designated a trade repository in three Canadian provinces. A chairman of the Board ("Chairman") will be selected from the Board members.
The Governance Committee of DTCC, DDR's ultimate parent, shall approve all of
DDR's Directors.

The DTCC Deriv/SERV Nominating Committee (the "Nominating Committee") shall periodically review the composition of the Board to assure that Directors possess the skills required to direct and oversee management in the best interests of its shareholders and other stakeholders. As an SBSDR, DDR will accept suggestions from Market Participants of proposed or alternative candidates to serve on the DDR Board, which may be submitted through the Notices procedures that will be described in DDR's Rulebook (specifically, within the Operating Procedures Section 3 of the Important Legal Information section - See Exhibit HH2).

DDR's governance arrangements have also been outlined in its Disclosure Document which is available on its public website and has been included as Exhibit D6.

Refer to the following documents with respect to:

DDR Board Nomination & Selection Process
For the nomination and selection process of the members of DDR's Board of Directors ("Board"), please see Exhibit D1, DTCC Deriv/SERV LLC Nominating Committee Charter.

DDR Board Responsibilities & Composition
For Board responsibilities and composition please see the following documents:
(1) Exhibit D2, DDR Mission Statement and Board Charter  - Note that this document will be updated to reflect as follows:

Section II (Duties and Responsibilities of the Board)
[12.] By delegation to the Audit Committee (which shall submit recommendations to the Board for approval), reviewing the appointment, reassignment or dismissal of a Chief Compliance Officer for the Company; and
[13.] By delegation to the Audit Committee Chair, reviewing and approving the compensation of the Chief Compliance Officer.

(2) Exhibit D3, DDR Principles of Governance; and

(3) Exhibit D4, DDR Board Code of Ethics - Note that this document will be updated to state that a director's conflict of interest may, in appropriate circumstances, require the director's recusal from discussion or voting.

DDR Audit Committee Responsibilities & Composition
For DDR Audit Committee responsibilities and composition, see Exhibit D5, DDR Audit Committee Charter. Note that this document will be updated to reflect as follows:

Section IV (Responsibilities/Oversight of the Risk Management, Internal Controls, and Compliance Framework)
- Reviewing and endorsing management's appointment, reassignment or dismissal of a Chief Compliance Officer for the Company, and presenting that appointment, reassignment or dismissal to the Board for its approval; and
- Delegating to the Committee Chair the responsibility to review and approve management's recommendation for the compensation of the Chief Compliance Officer.

DDR Management - Skills and Expertise

1. Board and Board Committee Members
As stated in the "DDR Principles of Governance" (see Exhibit D3), the composition of DDR's Board of Directors and its committees must provide for a mix of talents and perspectives. Board members must be sufficiently senior and experienced (or knowledgeable) in the financial markets to be able to address issues coming before the Board and to commit their firms and the Company's participant community generally to the agreed resolution of those issues. For these reasons and in light of oversight responsibilities, Board committees consist only of Board members.
The Nominating Committee is responsible for, among other things, identifying, screening and reviewing individuals qualified to serve as directors of DDR (including evaluation of incumbent directors for potential re-nomination) and recommending to the Board candidates for nomination for election or re-election by the Board and any
Board vacancies that are to be filled by the Board; reviewing annually the composition and size of the Board as a whole, including the range of skills and experience of the current directors and those needed to effectively oversee the business, such as derivatives industry experience, risk management experience, business specialization, technical skills, industry stature and seniority and experience at their own organizations; and in the Nominating Committee's discretion, recommending to the Board for its approval the appointment of directors to Board committees.
2. DDR Senior Management
DDR Officers are selected by DTCC Deriv/SERV senior management based on skillset and knowledge, and must then be ratified by the DDR Board.    All DDR employees are expected
to meet the requirements set forth in their respective Job Descriptions, and are subject to annual performance reviews by their managers.  DDR Officers shall consist of at least
a: Chief Executive Officer, Treasurer or Chief Financial Officer and a Chief Compliance Officer.